UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Landmark Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LANDMARK BANCORP, INC.
701 Poyntz Avenue
Manhattan, Kansas  66502
(785) 565-2000

April 20, 2007

Dear Stockholder:

On behalf of the board of directors and management of Landmark Bancorp, Inc., we cordially invite you to attend our annual meeting of stockholders, to be held at 2:00 p.m. on Wednesday, May 23, 2007, at the Manhattan Union Pacific Depot, 120 Fort Riley Boulevard, Manhattan, Kansas, 66502.  The accompanying notice of annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting.  At the meeting we will also report on our operations and the outlook for the year ahead.

We have nominated four persons to serve as Class III directors.  Each of the nominees are incumbent directors.  Additionally, our Audit Committee has selected and we recommend that you ratify the appointment of KPMG LLP to continue as our independent registered public accounting firm for the year ending December 31, 2007.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please complete, sign and date the enclosed proxy and return it in the accompanying postage-paid return envelope as promptly as possible.  This will ensure that your shares are represented at the meeting.

We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,

LANDMARK BANCORP, INC.

/s/ Patrick L. Alexander

Patrick L. Alexander

President and Chief Executive Officer

LANDMARK BANCORP, INC.
701 Poyntz Avenue
Manhattan, Kansas  66502
(785) 565-2000

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2007

To the stockholders of

LANDMARK BANCORP, INC.

The annual meeting of the stockholders of Landmark Bancorp, Inc., a Delaware corporation, will be held at the Manhattan Union Pacific Depot, 120 Fort Riley Boulevard, Manhattan, Kansas, 66502, on Wednesday, May 23, 2007, at 2:00 p.m., local time, for the following purposes:

1.             to elect four Class III directors for a term of three years;

2.                                       to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.                                       to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

We are not aware of any other business to come before the annual meeting.  Any action may be taken on any one of the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned or postponed.  The board of directors has fixed the close of business on April 6, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By order of the Board of Directors

/s/ Patrick L. Alexander

Patrick L. Alexander

President and Chief Executive Officer

Manhattan, Kansas

April 20, 2007

LANDMARK BANCORP, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

May 23, 2007

Landmark Bancorp, Inc., a Delaware corporation, is the holding company for Landmark National Bank.  Landmark National Bank’s main office is in Manhattan, Kansas with branch offices in central, eastern and southwestern Kansas.  Landmark Bancorp was formed as part of the 2001 merger between MNB Bancshares, Inc., the holding company for Security National Bank, and Landmark Bancshares, Inc., the holding company for Landmark Federal Savings Bank.  As a result of the merger, Landmark Bancorp became the holding company for Landmark National Bank.  In April, 2004 Landmark Bancorp completed its acquisition of First Kansas Financial Corporation, the holding company of First Kansas Federal Savings Bank, and it was merged into Landmark National Bank.  In January, 2006, Landmark Bancorp completed the acquisition of First Manhattan Bancorporation, Inc., the holding company of First Savings Bank, F.S.B.

This proxy statement is furnished in connection with the solicitation by the board of directors of Landmark Bancorp of proxies to be voted at the annual meeting of stockholders to be held at the Manhattan Union Pacific Depot, 120 Fort Riley Boulevard, Manhattan, Kansas, 66502, on Wednesday, May 23, 2007, at 2:00 p.m., local time, and at any adjournments or postponements of the meeting.  Our 2006 annual report, which includes consolidated financial statements of Landmark Bancorp and Landmark National Bank, is also enclosed.  This proxy statement is first being mailed to Landmark Bancorp’s stockholders on or about April 20, 2007.

The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on April 6, 2007, the record date for the annual meeting, you owned shares of Landmark Bancorp’s common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting.  It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of four Class III directors of Landmark Bancorp for a term expiring in 2010. Additionally, you are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year.  These matters are more fully described in this proxy statement.

If I am the record holder of my shares, how do I vote?

You may vote either by mail or in person at the meeting.  To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed postage-paid, pre-addressed envelope to our transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey, 07016.

If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.  If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all four nominees named in this proxy statement and “for” the ratification of KPMG LLP as our independent registered public accounting firm.

If you want to vote in person, please come to the meeting.  We will distribute written ballots to anyone who wants to vote at the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.  Please note, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a “legal proxy” from your broker in order to vote in person at the meeting.

If I hold shares in the name of a broker or fiduciary, who votes my shares?

If you received this proxy statement from your broker or by a trustee or other fiduciary who may hold your shares, your broker or fiduciary should have given you instructions for directing how they should vote your shares.  It will then be their responsibility to vote your shares for you in the manner you direct.  As discussed above, if you want to vote in person at the meeting, you will need to arrange to obtain a “legal proxy” from your broker or fiduciary in order to vote in person at the meeting.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors and the ratification of the independent registered public accounting firm, but cannot vote on non-routine matters, such as an amendment to the certificate of incorporation or the adoption or amendment of an equity compensation plan, unless they have received voting instructions from the person for whom they are holding shares.  If your broker does not receive instructions from you on how to vote particular shares on a matter on which your broker does not have discretionary authority to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on these matters.  This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below, under “How many votes are needed for approval of each proposal?”

We encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting.  You should do this by carefully following the instructions your broker gives you concerning its procedures.  This ensures that your shares will be voted at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers.  Please sign and return ALL proxy forms to ensure that all your shares are voted.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director.  You may vote “for,” “against” or “abstain” on any other proposal that may properly be brought before the meeting.  Abstentions will be considered in determining the presence of a quorum but will not affect the vote required for election of our directors or the ratification of our independent registered public accounting firm.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for approval of each proposal?

Directors are elected by a plurality and the four individuals receiving the highest number of votes cast “for” their election will be elected as Class III directors of Landmark Bancorp.

The ratification of our independent registered public accounting firm and all other matters must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.  Broker non-votes and abstentions will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•                        signing another proxy with a later date and returning that proxy to our transfer agent at:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey, 07016;

•                       sending notice to our transfer agent that you are revoking your proxy; or

•                       voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many shares do we need to have represented at the meeting to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•                       is present in person at the meeting; or

•                       has properly submitted a signed proxy card or other proxy.

On April 6, 2007, the record date, there were 2,322,224 shares of common stock issued and outstanding.  Therefore, at least 1,166,113 shares need to be present at the annual meeting in order to hold the meeting and conduct business.

What happens if a nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  Proxies cannot be voted for more than four nominees.  The board has no reason to believe any nominee will be unable to stand for re-election.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting.  The voting results will also be disclosed in our Form 10-Q for the quarter ending June 30, 2007.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies.  In addition to solicitations by mail, officers, directors or employees of Landmark Bancorp or its subsidiaries may solicit proxies in person or by telephone.  These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

ELECTION OF DIRECTORS

At the annual meeting of the stockholders to be held on May 23, 2007, the stockholders will be entitled to elect four Class III directors for a term expiring in 2010.  Landmark Bancorp’s directors are divided into three classes having staggered terms of three years.  The nominees for election as Class III directors are incumbent directors.  We have no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including their age, the year first elected a director and their business experience during the previous five years as of April 6, 2007.  The nominees, if elected at the annual meeting of stockholders, will serve as Class III directors for three year terms expiring in 2010.  We unanimously recommend that you vote FOR each of the nominees for director.  Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the board of directors.

NOMINEES

Name	Age	Position with Landmark Bancorp and Landmark National Bank	Director Since(1)
CLASS III (Term Expires 2010)
Patrick L. Alexander	54	President, Chief Executive Officer and Director of Landmark Bancorp and Landmark National Bank	1990
Jim W. Lewis	51	Director of Landmark Bancorp and Landmark National Bank	1991
Jerry R. Pettle	68	Director of Landmark Bancorp and Landmark National Bank	1978
Larry L. Schugart	67	Chairman of the Board and Director of Landmark Bancorp and Landmark National Bank	1971

CONTINUING DIRECTORS

Name	Age	Position with Landmark Bancorp and Landmark National Bank	Director Since(1)
CLASS I (Term Expires 2008)
Brent A. Bowman	57	Director of Landmark Bancorp and Landmark National Bank	1987
Joseph L. Downey	70	Director of Landmark Bancorp and Landmark National Bank	1996
David H. Snapp	51	Director of Landmark Bancorp and Landmark National Bank	1986

CLASS II (Term Expires 2009)
Richard A. Ball	54	Director of Landmark Bancorp and Landmark National Bank	1995
Susan E. Roepke	67	Director of Landmark Bancorp and Landmark National Bank	1997
C. Duane Ross	70	Director of Landmark Bancorp and Landmark National Bank	1986

(1)                            Indicates the year first elected to the board of directors of MNB Bancshares, Inc. or Landmark Bancshares, Inc. (or their respective banking subsidiaries), the predecessor companies to Landmark Bancorp.

All of our directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified.  There are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors.  No director is related to any other director or executive officer of Landmark Bancorp or Landmark National Bank by blood, marriage or adoption.

The business experience of each nominee and continuing director is as follows:

Patrick L. Alexander is the President and Chief Executive Officer of Landmark Bancorp and Landmark National Bank.  He became President and Chief Executive Officer of the Manhattan Federal Savings and Loan Association (the predecessor to Security National Bank) in 1990, and became the President and Chief Executive Officer of MNB Bancshares and Security National Bank in 1992 and 1993, respectively.  From 1986 to 1990, Mr. Alexander served as President of the Kansas State Bank of Manhattan, Manhattan, Kansas.

Larry L. Schugart has served with Landmark Federal Savings Bank, Landmark Bancshares and Landmark Bancorp for over 42 years. He served as President, Chief Executive Officer and a director of Landmark Bancshares from its incorporation in 1993 until the merger in 2001.  He is a former director of the Federal Home Loan Bank of Topeka where he served on the Finance and Executive Committees.  Mr. Schugart is a former member and chair of various committees of the Heartland Community Bankers Association, is a past Chairman of the Kansas-Nebraska League of Savings and Loan Association and served as a member of the Governmental Affairs Committee of the America’s Community Bankers.  In addition, Mr. Schugart has been president of numerous civic and charitable organizations in Great Bend, Kansas.

Richard A. Ball, a certified public accountant, is the President of Ball Consulting Group, Ltd.  He has served as a Board Chairman of the Great Bend Chamber of Commerce, Great Bend United Way, Petroleum Club and Barton County Community College Academic Fund Campaign.  He has also served on the boards of the Kiwanis Club, Cougar Booster Club, Downtown Development, Mid-Kansas Economic Development and the Kansas Oil & Gas Museum Committee.

Brent A. Bowman has been Vice President of Bowman, Bowman and Novick, Inc., an architectural firm, since incorporation in 2004.  Previously, he was the President of Brent Bowman and Associates Architects, P.A.  He serves on the board of directors of Big Lakes Developmental Center, Inc.

Joseph L. Downey served as a director of Dow Chemical Co. for ten years until his retirement from the board in 1999.  He was a Dow Senior Consultant from 1995 until 1999, after having served in a variety of executive positions with that company, including Senior Vice President from 1991 to 1994.  In 2004, Mr. Downey became a director of Nanoscale Materials, Inc.

Jim W. Lewis is the owner of several automobile dealerships across the state of Kansas, including Dodge City Toyota, Inc.  Mr. Lewis is a member of the Dodge City Area Chamber of Commerce.   He was a founding member of “The Alley,” a community teen center in Dodge City.

Jerry R. Pettle is a dentist who practiced with Dental Associates of Manhattan, P.A., in Manhattan, Kansas, from 1965 until his retirement in 1999.  Dr. Pettle was a former examiner for the Kansas Dental Board.  Dr. Pettle serves on the board of directors of Mercy Regional Health Center.

Susan E. Roepke is a former Vice President of MNB Bancshares, serving in that capacity from its inception in 1992 until she retired as an officer of MNB Bancshares and Security National Bank at the end of 1998.  She also served in a number of senior management positions with Security National Bank since 1970, including Senior Vice President, Secretary and Cashier since 1993.

C. Duane Ross is President and Chief Executive Officer of High Plains Publishers, Inc., a publishing/printing company.  Mr. Ross is Vice Chairman of the Board of Commissioners of the Dodge City Housing Authority, a current member of the Dodge City Community College Endowment Board, and a past President of the Dodge City/Ford County Development Corporation.  In addition, he is a past President of the Dodge City Community College Foundation and is a past President of the Dodge City Area Chamber of Commerce.

David H. Snapp is a partner in the law firm of Waite, Snapp & Doll in Dodge City, Kansas.  Mr. Snapp is also a board member of Arrowhead West, Inc., a mental and physical rehabilitation center, the Community Foundation of Southwest Kansas and Catholic Social Service.

In addition, the business experience for each of our executive officers is as follows:

Mark A. Herpich has served as Vice President, Secretary, Treasurer and Chief Financial Officer of Landmark Bancorp and as Executive Vice President, Secretary and Chief Financial Officer of Landmark National Bank since October, 2001.  Previously, he held these same positions at MNB Bancshares and Security National Bank from September, 1998 to October, 2001.  Mr. Herpich served as a Senior Manager and certified public accountant at KPMG LLP from August 1989 to September 1998.

Michael E. Scheopner has served as an Executive Vice President of Landmark National Bank since October, 2001.  Previously, Mr. Scheopner served as an Executive Vice President of Security National Bank from March 1998 to October 2001 and as a Senior Vice President of Security National Bank from May 1996 to March 1998.

Dean R. Thibault has served as Executive Vice President-Commercial Lending of Landmark National Bank since January 2006.  Previously he had served as a Market President for Landmark National Bank since October 2001.  Mr. Thibault served as Senior Vice President for Security National Bank from March 1998 to October 2001.

Larry R. Heyka has served as a Market President of Landmark National Bank since January, 2006.  Prior to joining Landmark National Bank, Mr. Heyka served as a director and the President and Chief Executive Officer of First Savings Bank, F.S.B. in Manhattan, Kansas from December, 1999 to December, 2005.

Mark J. Oliphant has served as a Market President of Landmark National Bank since October, 2001.  Prior to joining Landmark National Bank, Mr. Oliphant served as a Market President for Bank of America in Dodge City, Kansas from January, 1998 to October, 2001 and as Senior Vice President — Head of Commercial Lending from July, 1997 to January, 1998 for Bank of America in Dodge City.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We currently have ten directors serving as our board, a majority of whom are deemed to be “independent,” as that term is defined by the Nasdaq Stock Market, LLC.  Mr. Alexander is not deemed to be “independent” because of his position as our President and Chief Executive Officer and Mr. Schugart is not deemed to be “independent” because of his past services as an officer and consultant to Landmark Bancorp.  Additionally, Mr. Bowman is not deemed to be “independent” because Landmark Bancorp engaged Bowman, Bowman and Novick, Inc., an architectural firm, of which he is the controlling shareholder, in connection with the design and construction of a new branch facility, while Mr. Snapp is not deemed to be “independent” because Landmark Bancorp has regularly engaged the law firm of Waite, Snapp & Doll, of which he is a partner, in the past.  In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Landmark Bancorp which is monitored by our executive officers and management.  Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which were held two times each quarter in 2006, with additional special meetings held from time to time.  In 2007 the full board intends to meet six times with special meetings held from time to time when necessary and through committee membership, which is discussed below.  Our directors also discuss business and other matters with Mr. Alexander, other key executives and our principal external advisers (legal counsel, auditors and other consultants) at times other than regularly scheduled meetings when appropriate.

The board of directors has, in addition to other committees, an Audit Committee, a Nominating and Governance Committee and a Compensation Committee.  Consistent with the Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Mr. Alexander, Mr. Schugart, Mr. Bowman and Mr. Snapp in attendance.  The current charters of each of these committees are available on Landmark Bancorp’s website at www.landmarkbancorpinc.com.  Our website also contains a general description about us as well as our Code of Business Conduct and Ethics.  Additionally, we maintain a separate website for Landmark National Bank at www.banklandmark.com that contains a description of our banking services and products.

A total of eight regularly scheduled and special meetings were held by the board of directors of Landmark Bancorp during 2006.  During 2006, all directors attended at least 75 percent of the meetings of the board and the committees on which they served.  Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend.  Last year, all of the directors were present at the annual meeting.

Audit Committee

Messrs. Ball, Downey, Pettle and Ross and Ms. Roepke served as members of the Audit Committee, with Mr. Pettle serving as Chairman.  Each of these members is considered “independent,” according to listing standards set forth by Nasdaq and Rule 10A-3 of the Securities Exchange Act of 1934 and the board believes that each member of the committee possesses the necessary skills and qualifications to critically analyze our financial statements and financial reporting process.  Further, the board has determined that Ms. Roepke qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.  The board based this decision on Ms. Roepke’s education and professional experience as a former senior financial executive of a financial institution.

The functions performed by the Audit Committee include, but are not limited to, the following:

•                                          selecting and managing the relationship with our independent registered public accounting firm;

•                                          reviewing the independence of the independent registered public accounting firm;

•                                          reviewing actions by management on recommendations of the independent registered public accounting firm and internal auditors;

•                                          meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal control over financial reporting and internal audit procedures;

•                                          reviewing our earnings releases and reports filed with the Securities and Exchange Commission; and

•                                          reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the Audit Committee consults separately and jointly with the independent registered public accounting firm, the internal auditors and management.  The internal auditor reports directly to the committee on audit and compliance matters.  The committee also reviews and approves the scope of the annual external audit and consults with the independent registered public accounting firm regarding the results of their auditing procedures.  We have adopted a written charter, which sets forth the committee’s duties and responsibilities.  A copy of the charter is currently available on our website at www.landmarkbancorpinc.com.  The Audit Committee for Landmark Bancorp met eight times in 2006.

Compensation Committee

Our board of directors has a Compensation Committee.  The Compensation Committee is currently comprised of Messrs. Ball and Pettle and Ms. Roepke, with Mr. Ball serving as Chairman.  Each of the current members is considered “independent,” as such term is defined by Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and a “non-employee” director under Section 16 of the Securities Exchange Act.  The committee is responsible for matters related to the compensation of the Company’s Chief Executive Officer and other executive officers.  The committee’s responsibilities and functions are further described below in the section titled “Compensation Discussion and Analysis” and in its charter, which is available on our website at www.landmarkbancorpinc.com.  The Compensation Committee met three times in 2006.

Nominating and Governance Committee

Our board of directors also has a Nominating and Governance Committee.  The committee is currently comprised of Messrs. Downey, Lewis and Ross, with Mr. Downey serving as the Chairman.  Each of the members is deemed to be “independent,” as such term is defined by Nasdaq.  The Nominating and Governance Committee is charged with overseeing our corporate governance programs as well as nominating directors to serve on the board of directors.  The committee’s responsibilities and functions are further described in its charter, which is available on our website at www.landmarkbancorpinc.com.  The Nominating and Corporate Governance Committee met one time in 2006.

Director Nominations and Qualifications

In carrying out its nominating function, the Nominating and Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and stockholder nominees, in the same manner, although it is not currently seeking candidates to serve on the board and we did not receive any stockholder nominations for the 2007 annual meeting. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of conduct.  The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent).  The committee has not, in the past, retained a third party to assist it in identifying candidates, but it has the authority to retain a third party firm or professional for the purpose of identifying candidates.

Stockholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board.   Stockholders may contact our board of directors by contacting Mark A. Herpich, Corporate Secretary, Landmark Bancorp, Inc., 701 Poyntz Avenue, Manhattan, Kansas  66502 or (785) 565-2000.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Nominating and Governance Committee to be one of its nominees and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders.  To be considered by the committee as a nominee for inclusion in next year’s proxy statement, stockholder nominations must be received no later than December 21, 2007.  Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years.  All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days prior to the first anniversary date of the previous year’s annual meeting.  The stockholder’s notice of intention to nominate a director must include:  a) for each person to be nominated: (i) the name, age and business and residence address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and (iv) any information that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D under the Securities Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Securities Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether the person is subject to the provisions of such regulations; and b) as to the stockholder:  (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice.  We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director.  Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals.  To be considered for inclusion in our proxy statement and form of proxy for our 2008 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than December 21, 2007, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.

For proposals to be otherwise brought by a stockholder and voted upon at an annual meeting, the stockholder must file written notice of the proposal to our Corporate Secretary on or before 60 days in advance of the first anniversary of the previous year’s annual meeting.

Code of Business Conduct and Ethics.  We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees.  The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code of conduct is posted on our website at www.landmarkbancorpinc.com.  We intend to satisfy the disclosure requirements under Item 5.01 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Director Compensation

In 2006, directors of Landmark Bancorp received a monthly fee of $1,400 for serving on the board of directors and they will continue to receive a monthly fee of $1,400 in 2007.  Additionally, during 2006, each non-employee director received 2,695 stock options.  Landmark Bancorp has assumed deferred compensation agreements entered into by Messrs. Ball, Ross, Schugart and Snapp as directors of Landmark Bancshares, Inc. Landmark Bancorp has also assumed deferred compensation agreements entered into by Mr. Schugart as an executive officer of Landmark Bancshares, Inc.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
(a)	(b)	(d)	(f)	(g)		(h)
Richard A. Ball	16,800	3,495	16,275	- 0 -		36,570
Brent A. Bowman	16,800	3,495	- 0 -	- 0 -		20,295
Joseph L. Downey	16,800	3,495	- 0 -	- 0 -		20,295
Jim W. Lewis	16,800	3,495	- 0 -	- 0 -		20,295
Jerry R. Pettle	16,800	3,495	- 0 -	- 0 -		20,295
Susan E. Roepke	16,800	3,495	- 0 -	- 0 -		20,295
C. Duane Ross	16,800	3,495	6,820	- 0 -		27,115
Larry L. Schugart	16,800	3,495	5,102	- 0 -	(2)	25,397
David H. Snapp	16,800	3,495	3,369	- 0 -		23,664

(1)             Amounts reflect expense recognized during 2006 under Statement of Financial Accounting Standard No. 123R (Share-Based Payments) (“SFAS 123R”) for stock option grants made in 2006 and prior years.  The assumptions used in determining the compensation expense recognized under SFAS 123R can be found in Footnote 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)             Mr. Schugart received $49,700 in 2006, pursuant to deferred compensation agreements entered into with Landmark Bancshares, Inc., which were assumed by Landmark Bancorp in connection with its acquisition of Landmark Bancshares, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes Landmark Bancorp’s compensation philosophy and polices to the executive officers named in the Summary Compensation Table on page 22.  This section explains the structure and rationale associated with each material element of our executive officers’ compensation and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.   It is important to note that Landmark Bancorp and Landmark National Bank share an executive management team, the members of which are compensated by the bank rather than the holding company.  The compensation packages of the named executive officers are determined and approved by our Compensation Committee based upon their performances and roles for both Landmark Bancorp and Landmark National Bank.

Compensation-Related Governance and Role of the Compensation Committee.

Committee Membership and Charter.  Our executive compensation program is administered by our Compensation Committee.  The Compensation Committee is currently comprised of Messrs. Ball and Pettle and Ms. Roepke, each of whom is expected to serve on the Compensation Committee through 2007.  Our board of directors has determined that each of the members is “independent” under the Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director pursuant to Section 16 of the Securities Exchange Act.  The Compensation Committee has responsibility for all matters related to the compensation of the executive officers, including the Chief Executive Officer.  The Compensation Committee is generally responsible for the following:

•                  to review and approve performance goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;

•                  to evaluate the performance of the Chief Executive Officer in light of those goals and objectives and to set the compensation level of the Chief Executive Officer and approve the compensation levels recommended by our Chief Executive Officer for the other executive officers;

•                  to meet with our Chief Executive Officer to receive the Chief Executive Officer’s evaluation of and recommendations regarding compensation performance goals for the other executive officers and Landmark Bancorp’s progress towards meeting  its performance goals and objectives;

•                  to review and approve all employment agreements, severance arrangements and change of control agreements or provisions for the Chief Executive Officer and other executive officers;

•                  to make recommendations to the board of directors regarding incentive compensation plans and equity-based plans;

•                  to review all compensation decisions in light of the provisions of Section 162(m) of the Internal Revenue Code; and

•                  to act in an advisory capacity to the board of directors regarding compensation matters generally.

The Compensation Committee operates under a charter adopted by our board of directors.  A copy of the charter is available on our website at www.landmarkbancorpinc.com.

Role of Executives in Committee Meetings.  The Compensation Committee relies upon the input of management, particularly Mr. Alexander, to evaluate and establish executive compensation.  Management provides the Compensation Committee with evaluations of employee performance, guidance on establishing performance targets and objectives and recommendations of salary levels and option awards.  The Compensation Committee also consults with management on matters that are related to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans. No executive officer participates in any recommendation or decision regarding his or her own compensation.

Role of Compensation Consultants.  During 2006 and 2007, the Compensation Committee did not engage an independent compensation consultant to assist in evaluating and setting executive compensation, however the committee may engage one in the future.  Although the Compensation Committee generally does not engage outside compensation consultants, it does receive a number of surveys from other independent sources, such as SNL, regarding the compensation levels and programs at other financial institutions.  Additionally, the Compensation Committee engaged the services of Nash and Company, an independent compensation consultant, in 2003 to assist the Compensation Committee in the development and design of a program to implement the 2001 Long Term Incentive Plan and to also design a program to include director participation in the 2001 Long Term Incentive Plan.

Compensation Committee Activity.  The Compensation Committee generally meets in January and December of each year.  At the December meeting the Compensation Committee reviews the results for the year ending in December and sets bonus levels for the executive officers based upon results for the year as compared to the guidance of the executive bonus plan.  In January, the Compensation Committee evaluates the performance of the CEO and other executive officers against the individual performance goals that were established for the previous year.  Based on its evaluation, the Compensation Committee sets the CEO compensation for the upcoming year and reviews the CEO’s recommendation for the compensation of the other executive officers for the upcoming year and either concurs or amends the recommendation.  The Compensation Committee also sets performance goals for the upcoming year, including targets under our annual cash bonus plan.  In 2006, the Compensation Committee also met in August to review new SEC disclosure requirements effective for the company’s next proxy filing and determine what impact that might have on Compensation Committee responsibilities and reporting requirements.

Compensation Philosophy and Objectives

General.   We are committed to providing a total compensation program that supports our long-term business strategy and performance culture and that aligns the interests of our executive officers with those of our stockholders.  The executive compensation program is structured to accomplish the following objectives:

•                       to attract and retain top executive talent over an extended period of time;

•                       to provide incentives for executive officers to work toward achieving successful annual results and long-term strategic objectives;

•                       to provide significant reward for achievement of superior performance;

•                       to provide market-based compensation to help recruit and retain professionals of exceptional quality;

•                       to create significant opportunities and incentives for executives to be long-term stockholders;

•                       to link executive compensation rewards and increases in stockholder return, favorable long-term results and continued strengthening of Landmark Bancorp’s financial condition; and

•                       to provide flexibility to recognize, differentiate and reward individual performance.

In furtherance of these objectives, the Compensation Committee’s decisions regarding compensation for the named executive officers are based, in part, on qualitative and quantitative factors related to our corporate performance and individual executive officer performance as well as the Compensation Committee’s subjective judgment.  Additionally, the Compensation Committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event.  In addition to the factors described above, the Compensation Committee considers other factors, including the mix of long- and short-term compensation and management evaluations.  The Compensation Committee believes it is important to provide a balance between long- and short-term compensation, although does not have a precise formula regarding the allocation between the two.  The Compensation Committee also evaluates the recommendations of senior management with respect to the compensation of other key executive officers.  However, while the Compensation Committee uses management as a resource, the Compensation Committee makes the final compensation decisions concerning named executive officers.

There are four major components to Landmark Bancorp’s executive officer compensation program: base salary, bonus, long-term incentive awards and additional benefits.  In reviewing and establishing an executive officer’s compensation, the Compensation Committee considers and evaluates all components of the officer’s total compensation package including base salary, annual bonus, equity incentive awards, perquisites, participation in our 401(k) plan and any other payments, awards or benefits that an executive officer earns.  In this regard, in establishing compensation for 2007, the Compensation Committee utilized tally sheets summarizing these aggregated amounts. Each of these components are intended to work together to compensate the executive officer fairly for his or her services and reward the executive officer based on overall corporate and individual performance during the year and over an extended period of time.

Corporate Performance.  In establishing executive compensation, the Compensation Committee measures Landmark Bancorp’s performance compared to management’s and the board’s goals and objectives as well as to our peer group performance for financial institutions of similar size.  The Compensation Committee believes that using corporate performance as a factor in determining an executive officer’s compensation is effective in helping to align the executive’s interests with those of our stockholders.  In evaluating Landmark Bancorp’s corporate performance, the Compensation Committee focuses on quantitative and qualitative factors.  Quantitative factors that are considered include growth in earnings per share, return on average assets, return on average equity, growth rates for loans and deposits over the prior year and loan quality.  The Compensation Committee also considers qualitative factors such as organizational development goals such as the development of middle management and the strengthening of corporate controls and procedures.  As part of the evaluation and review of these criteria, the Compensation Committee also takes into account the general economic conditions and how they may affect our performance.  Success in achieving corporate performance objectives is generally measured against the budget which is developed by management and approved by the board of directors on an annual basis.

Individual Performance.  Individual performance is an important factor in the Compensation Committee’s evaluation of each executive officer’s compensation.  When evaluating an executive officer’s individual performance, the Compensation Committee considers the executive officer’s efforts in contributing to the achievement of organizational financial performance goals and objectives, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to his or her position.  The executive officer’s individual performance and/or individual contribution to the overall company performance depends to a degree on what steps are taken to increase revenues, implement cost-saving strategies and the outcome of that strategy.

Peer Comparison.  In general, the Compensation Committee does not use benchmarking to establish executive compensation.  However, the Compensation Committee does look to executive compensation and financial performance at similarly-sized financial institutions to ensure that Landmark Bancorp is able to attract and retain talented executives and to evaluate Landmark Bancorp’s corporate performance against its peers.  As such, the Compensation Committee targets maintaining executive compensation levels at comparable levels to its peers, although it does not target a specific range of executive compensation.  In making this peer comparison, the Compensation Committee utilizes industry information contained in the most current SNL Executive Compensation Review.  It compares executive compensation with that of other similar executives within twenty-eight similar peer institutions as defined by SNL and a population of similar size institutions compiled by SNL sorted on both a geographical and a financial performance basis.  The Compensation Committee then cross checks this information against a data base of all publicly traded financial institutions between $250 million and $1 billion in assets in addition to average total annual compensation levels of approximately one hundred publicly traded financial institutions both immediately above and below Landmark Bancorp in total asset size.  Additionally, the Compensation Committee examines average total annual compensation levels of Midwestern public banks and thrifts that ranged between $250 million and $1 billion in asset size.  The Compensation Committee reviews this information and considers that it is outdated by one year as a result of the timing of reporting of compensation, compilation of the data and setting of compensation levels for the upcoming year.

Compensation Components and Decisions

We have continued to apply the compensation principles described above in determining the compensation of the executive officers named in Summary Compensation Table on page 22.  Our compensation decisions for 2006 factored in our profitability and asset growth during 2005, the accomplishment of organizational mid-level management development and control infrastructure goals, which were set forth in 2005 by the board, and the acquisition and integration of First Manhattan Bancorporation, which began in the fall of 2005, was completed on January 1, 2006 and was integrated throughout 2006. The Compensation Committee evaluated this performance on an individual and a company basis as well as compared our performance to that of peer groups and determined that Landmark Bancorp showed solid performance in 2006. Additionally, the Compensation Committee determined that the named executive officers met or exceeded their expected contribution and performance levels to enable the company to achieve the success it enjoyed in 2005 and 2006.

Base Compensation - Salary.  The Compensation Committee utilizes base salary as a basic building block in Landmark Bancorp’s executive compensation program.  The Compensation Committee believes that the base salaries should offer security to each executive officer and allow us to attract qualified executives and maintain a stable management team and environment.  Additionally, the Compensation Committee believes it is important that an executive officer’s base salary reflect corporate performance, his or her individual performance over time and base salaries in comparable positions throughout the industry.  As such, base salaries are determined by examining, among other things, an executive’s level of responsibility, prior experience, education, breadth of knowledge and internal performance objectives.  When setting base salary, the Compensation Committee also considers the market level of salaries among financial institutions of comparable size and performance and other payments and awards that the executive officer may receive during the year, such as cash bonus awards.  All of the factors described herein are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

The Compensation Committee reviews each executive officer’s base salary on an annual basis.  When considering annual adjustments to the named executive officers’ base salaries, the Compensation Committee concentrates primarily on corporate performance, although individual performance is also taken into consideration.  When evaluating corporate performance, the Compensation Committee considers a number of factors, including, but not limited to, net income, earnings per share, return on average equity and return on average assets.  When measuring individual performance, the Compensation Committee receives an annual performance review from Mr. Alexander for each executive officer as well as a recommendation from management as to what level of adjustment is appropriate for that officer.  Mr. Alexander presents the annual review for each officer except for his own.  All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

Base salaries for 2006 were determined by the Compensation Committee at the end of 2005 and are set forth in the summary compensation table on page 22.  In determining these salary levels, we considered the following:

•                  the growth in 2005 of our profitability, revenue growth, expense control, and development of mid-level management and organizational control infrastructure;

•                  the base salary paid to the officers in comparable positions at companies in the peer groups;

•                  the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership;

•                  all of the components of executive compensation, including base salary, bonus, stock options, retirement and death benefits, as well as benefits and perquisites; and

•                  internal pay equity among our executives.

The total increase in base salaries for the named executive officers for 2006 represents an overall increase of 11.6% over 2005. These increases were a result of Landmark Bancorp’s solid performance in 2005 as well as the officers’ additional responsibilities resulting from the acquisition of First Manhattan Bancorporation and the significant increase in asset size that occurred on January 1, 2006 due to the acquisition of First Manhattan Bancorporation.  However, even though the increases were significant, the base salaries of our executive management team were still generally within the ranges of base salaries paid to executive management of other financial institutions of similar size and financial performance characteristics. These same increases were not necessarily granted to the non-executive officers due to the fact that, in general, their responsibilities did not materially change.  At the end of 2006 and in early 2007, the Compensation Committee set base salaries for 2007 as follows:

Name	Position	2007 Base Salary(1)

Patrick L. Alexander	Chief Executive Officer	$274,583

Michael E. Scheopner	Credit Risk Manager	$155,000

Mark A. Herpich	Chief Financial Officer	$155,000

Mark J. Oliphant	Southwest Kansas Market President	$122,700

Larry R. Heyka	Manhattan Area Market President	$122,700

(1)             Amounts shown reflect the base salary the named executive officers will receive during 2007 based on the changes to their base salary approved by the Compensation Committee in January 2007.  These base salaries approved by the Compensation  Committee become effective on the anniversary date of the prior year’s salary adjustment.  As such, changes in base salary may become effective throughout the year.

In determining these base salaries for 2007, the Compensation Committee considered the significant improvements made in Landmark Bancorp’s 2006 financial performance as measured by growth in earnings per share, return on average assets and return on average equity.  As a result of these factors, the total increase in base salaries for 2007 represents an increase of 8.47% over 2006 salaries.  It was noted that earnings per share increased 54% to $2.55 per share, return on average assets increased from ..87% to 1.01% and that return on average equity increased from 9.04% to 13.01%.  Contributing to this improved financial performance was the realization of over $1 million in annual operating cost savings due to the successful and aggressive assimilation of First Manhattan Bancorporation into the Landmark Bancorp organization.  Additionally, management was able to increase the net yield on average interest earning assets from 3.16% in 2005 to 3.49% in 2006 and at the same time increase non-interest income by approximately $1.9 million.  The Compensation Committee also took into account the general economic factors in the financial industry that are beyond the executive officer’s control and the Compensation Committee believes that our performance in 2006 compares favorably with other financial institutions, including those of our peer group.

Cash Incentive Awards — Bonus.  The Compensation Committee believes that it is important to maintain an annual cash bonus program that provides incentives and rewards executives that meet and exceed measurable short-term corporate financial performance objectives and organizational development objectives.  Individual bonus awards are made pursuant to an annual cash bonus plan that is recommended by the Compensation Committee and approved each year by the full board.  Potential bonus amounts are reviewed for each executive position on an annual basis.  These amounts are then compared to historical bonuses previously paid by similar institutions to make sure they are reasonable according to industry practices.  Objective performance goals are set at the beginning of each year by the Compensation Committee based on return on average equity, return on average assets, and growth in earnings per share over the prior year.  These performance criteria are responsible for up to sixty percent of the possible bonus award for each executive officer.  These criteria have a minimum threshold of 4% earnings per share growth with 10% growth required to receive the maximum bonus amount related to earnings per share and a minimum threshold on return on average equity is 9% with the top tier of the goal at 12% and the return on average assets has minimum and maximum thresholds of .8% and 1.25% respectively.  Additionally, the Compensation Committee and the board believe that it is important to use subjective performance measures in addition to objective measures, as part of the evaluation in order to capture elements of performance that may not be appropriately measured by the financial performance measures identified above. This subjective component comprises up to forty percent of the potential bonus award for each executive officer.

Executives that participate in this program are the Chief Executive Officer, Chief Financial Officer, Credit Risk Manager, Senior Lending Officer, Southwest Kansas Market President, Manhattan Market President, and the Senior Vice President managing the Miami County market area.  These individuals all have direct oversight responsibility of significant functions or markets within Landmark Bancorp.  Their leadership and performance is critical in determining the financial success and long term growth of the company.

Cash bonuses are not paid until March in the year after they are earned, following the completion of Landmark Bancorp’s audited financial statements.  As a result of this policy, neither the Compensation Committee nor the board has adopted a policy regarding the adjustment or recovery of cash bonus awards if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award.  In the event that could happen, the Compensation Committee would take that factor into consideration in any applicable awards for subsequent years.

The aggregate bonus payments to named executive officers for 2006 increased $144,000 from

2005.  This reflects the growth in financial performance described above, including earnings per share growth of 54%, return on average equity of 13.01% and return on average assets of 1.01%, the growth in total assets, and the continued organizational development and growth in middle management and internal control infrastructure.  The aggregate bonus payments to non-executive officers for 2006 increased $124,000 from 2005.  The aggregate bonus payments made to both executive and non-executive officers increased from $192,000 in 2005 to $460,000 in 2006.

Bonuses paid in March 2007 for 2006 were the result of attainment of specific goals in earnings per share growth, return on average equity, and return on average assets.  Additionally, the committee awarded a full discretionary bonus allocation slightly above that called for in the bonus program to reward the executive officers for the outstanding progress the company made in 2006 as the acquisition of First Manhattan Bancorporation was consummated and assimilated.  Projected cost savings resulting from the acquisition were obtained in a very timely manner and other organizational goals regarding the relocation of the main banking office and attainment of operational efficiencies were accomplished.

Long-Term Incentive Awards-Equity Awards.  Another key component of our compensation structure includes long term incentive provided by our equity incentive plan.  The 2001 Long-Term Incentive Plan was adopted in 2001 and amended in 2004.  The board and the Compensation Committee believe that management ownership of our common stock is an effective tool to align the interests of management with those of stockholders.  As such, the Compensation Committee feels that it is imperative that executive officers have an equity stake in Landmark Bancorp.  In addition, the 2001 Long-Term Incentive Plan seeks to enhance our long-term financial performance by attracting and retaining executive and other key employees through incentive compensation opportunity and motivating such employees to further our long term goals.

The 2001 Long-Term Incentive Plan authorizes the issuance of up to 340,000 shares of our common stock, as adjusted subsequently for the impact of our annual 5% stock dividends, including the granting of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights.  The Compensation Committee has generally used stock options as a tool to help align the officers’ and stockholders’ long-term interests.  The options were granted with an exercise price equal to the fair market value of the stock on the date of grant.  If the value of the stock does not increase the option awards will have no value to the officers that receive the grants.  Therefore, the board and the committee feel that the award of the options will provide a clear incentive for the executive officers to do everything possible to increase the value of the stock.

Generally, options are awarded to executive officers that the Compensation Committee feels have had, and will have in the future, the largest impact on Landmark Bancorp’s success.  The size of individual stock option grants varies by the responsibilities of the grantee and his or her ability to influence organizational success and financial performance.  The Compensation Committee also evaluates the reasonableness of stock option grants against the backdrop of the recipient’s total compensation package and other grants that have been given in the last few years to insure that the executive officers will be properly motivated to enhance stockholder value and have their interests aligned with those of the stockholders.  The Compensation Committee believes that the expense associated with stock options is justified based on the benefit that stock options provide Landmark Bancorp by aligning the interest of management and our stockholders.

In 2003, the Compensation Committee engaged Nash and Company to assist the Compensation Committee in the development and design of a program to implement the 2001 Long Term Incentive Plan.  As a result of this engagement, the Compensation Committee developed a program for granting awards under the Long-Term Incentive Plan.  The program specified that of the amount of shares that were set aside for the program, 60%  would be set aside for the named executive officers, 20% for directors and 20% would be set aside for a reserve to deal with other needs and corporate developments, such as acquisitions, recruiting and to reward outstanding performance by non-executive employees.  Of the 60% of options set aside under the program for the named executive officers, a total of 34% was allocated to the President/CEO, 44% was allocated to the Chief Risk Manager and the Chief Financial Officer, and 22% was allocated to the Market Presidents.  Under the program, option awards are awarded every two years beginning in 2004.  Options awarded in 2004 vest over four years, while options awarded in 2006 vest over three years and options for grant under the program in 2008 would vest over two years, subject to the Compensation Committee’s approval of the award at that time.

The Compensation Committee reconsiders the program each year and may deviate from it.  In April 2006, the committee awarded 25,977 options to Mr. Alexander, 16,808 options to Mr. Scheopner, 16,808 options to Mr. Herpich, 8,404 to Mr. Oliphant and 8,404 options to Mr. Heyka.  All of the options granted in 2006 vest ratably over four years and expire ten years from the date of grant, with the exception of Mr. Heyka’s options which have no vesting the first year, 40% in the second year, and 20% annually in the third, fourth and fifth years.  The changes to the vesting schedule were done in an effort to provide incentives to retain executive management over an extended period and achieve stability in our executive management group.

As of January 1, 2007, 171,593 shares remained eligible for award or issuance under the Long-Term Incentive Plan.  The timing of awards under the Long-Term Incentive Plan is not intended to correspond to the release of any public information, either prior to or after the release of any such information.  All stock options that have been awarded under the Long-Term Incentive Plan have an exercise price equal to the closing market price on the date of grant.  Neither the Compensation Committee nor the board of directors has engaged in any back-dating of stock options.  In determining compensation cost, we have utilized the Black-Scholes option pricing model to estimate the fair value of options on the date of grant.  The model uses various assumptions such as the expected volatility and dividend rate, which are based on historical volatility and dividend rates of the Company’s stock.  We also use historical exercise behavior and other qualitative factors to estimate the expected term of the options.

All Other Compensation.  We provide general and customary benefit programs to executive officers and other employees.  Benefits offered to executive officers are intended to serve a different purpose than base salary, bonus and equity awards.  While the benefits offered are competitive with the market place and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability, or death.  Benefits offered to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits, although there are some additional perquisites that may only be offered to executive officers.  Because of the nature of the benefits offered, the Compensation Committee normally does not adjust the level of benefits offered on a year to year basis.

Landmark Bancorp, Inc. Employees 401(k) Savings Plan.  We sponsor a qualified, tax-exempt savings plan qualifying under Section 401(k) of the Internal Revenue Code.  Virtually all employees are eligible to participate after meeting certain age and service requirements including our executive officers.  The 401(k) plan allows for participants’ contributions up to the maximum amount allowed by the IRS regulations.  Starting in 2005, the first 6% of gross salary was available for a 100% match.  Participants can choose between several investment options under the 401(k) plan, but they do not have the option to invest in our common stock under this plan.

Landmark Bancorp Employee Stock Ownership Plan.  We also maintained a separate employee stock ownership plan in which shares of our common stock were allocated to our employees, including our executive officers.  All the shares have been allocated and, effective December 31, 2004, the plan was merged into the 401(k) savings plan.  During 2005, 97% of the shares in the 401(k) saving plan were distributed to participants.  The remaining three percent were not distributed due to Internal Revenue Service rules and regulations governing qualified retirement plans.

Other Perquisites.  It is our belief that perquisites for executive officers should be very limited in scope and value.  Due to this philosophy, we have generally provided nominal benefits to executives that are not available to all full time employees and we plan to continue this approach in the future.  We provide Messrs. Alexander, Scheopner, Herpich, Oliphant and Heyka with the use of a company-owned automobile that each may use to visit our banking locations on a regular basis, to call on our customers and for personal use.  These automobiles are always available for general bank use when necessary.  We also provide these officers and certain other officers of the company membership to local country clubs within their communities to facilitate business development efforts and to promote the development of personal relationships with leaders and business people which might lead to a banking relationship with these individuals in the future.  These memberships are available to be used on a personal level as well.  Additionally, we provide cell phones to the executive officers to allow them to always be accessible should issues or emergencies arise that require instant communication.  The cell phones also facilitate communication as these individuals travel to our banking locations.

The benefits offered in 2006 to the named executive officers will continue for 2007 and the perquisites received by the named executive officers in 2006 are reported in the Summary Compensation Table on page 22 despite the fact that they are below the SEC’s threshold requiring disclosure.

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive.

In making this determination, we considered many factors, including the following:

•                  our executive officers have met the goals and expectations for their performance as set forth by the board of directors and the Compensation Committee;

•                  our financial performance has consistently been solid and stockholder value has increased over time in an amount that compares favorably with our peers, the bank stock market, and the equity markets as a whole; and

•                  when we compare executive compensation paid to our executive management team with executive compensation of peer institutions we believe that our compensation levels are consistent with these peer institutions and do not appear as outside the range.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by:
Richard A. Ball
Jerry R. Pettle
Susan E. Roepke

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The following table sets forth the following information: (i) the dollar value of base salary and bonus earned during the year ended December 31, 2006; (ii) the aggregate compensation expense related to stock option awards recognized during the year, computed in accordance with SFAS 123R; (iii) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (iv) all other compensation for the year; and, finally, (v) the dollar value of total compensation for the year.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($) (1)	Non-equity incentive plan compensation (2)	All other compensation ($) (3)		Total ($)
(a)	(b)	(c)	(d)	(f)	(g)	(i)		(j)

Patrick L. Alexander President and Chief Executive Officer	2006	255,543	38,000	32,088	38,000	33,431	(4)	397,062

Michael E. Scheopner Executive Vice President	2006	140,000	30,000	20,762	30,000	18,408		239,170

Mark A. Herpich Executive Vice President and Chief Financial Officer	2006	140,000	30,000	20,762	30,000	14,524		235,286

Mark J. Oliphant Market President	2006	115,000	13,000	10,381	13,000	11,300		162,681

Larry R. Heyka Market President	2006	115,000	13,000	4,682	13,000	162,345	(5)	308,027

(1)             Amounts reflect expense recognized during 2006 under SFAS 123R for stock option grants made in 2006 and prior years.  The assumptions used in determining the compensation expense recognized under SFAS 123R can be found in Footnote 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)             Represents payments under our performance incentive plan bonuses accrued for in 2006 related to performance in 2006, which were paid in 2007.

(3)             Amounts included in Messrs. Alexander, Scheopner, Herpich, Oliphant and Heyka include Company contributions to Landmark’s 401(k) Profit Sharing Plan of $13,200, $9,876, $9,735, $7,446, and $10,400, respectively.  The additional amounts reported in all other compensation, except as noted in (4) and (5), includes perquisites in the form of country club dues and a car allowance.

(4)             Amount reported in all other compensation includes board fees of $16,800.

(5)             Amount reported in all other compensation includes a change-in-control payment of $145,000 pursuant to Mr. Heyka’s employment agreement with First Manhattan Bancorporation, Inc., which Landmark acquired on January 1, 2006.

The following table sets forth certain information with respect to potential payment levels under the annual cash incentive plan and stock option awards granted during 2006 to the individuals named in the Summary Compensation Table.

Grants of Plan Based Awards

		Estimated future payouts under non-equity incentive plan awards(1)			All other option awards; Number of securities underlying	Exercise or base price of option	Grant Date
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	options (#)(1)	awards ($/Sh)(2)	Fair Value ($)(2)(3)
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(j)

Patrick L. Alexander	—	11,400	N/A	45,600	—	—	—
	4/19/06	—	—	—	25,977	25.86	86,763

Michael E. Scheopner	—	9,000	N/A	36,000	—	—	—
	4/19/06	—	—	—	16,808	25.86	56,139

Mark A. Herpich	—	9,000	N/A	36,000	—	—	—
	4/19/06	—	—	—	16,808	25.86	56,139

Mark J. Oliphant	—	3,900	N/A	15,000	—	—	—
	4/19/06	—	—	—	8,404	25.86	28,069

Larry R. Heyka	—	3,900	N/A	15,000	—	—	—
	4/19/06	—	—	—	8,404	25.86	28,069

(1)             Represents potential payment, under the annual cash incentive plan, described in the Compensation Discussion and Analysis. Actual payouts are shown in the Summary Compensation Table.

(2)             As adjusted for the 5% stock dividend paid in December 2006.

(3)             Amounts reflect the aggregate fair value, determined in accordance with SFAS 123R, associated with the options granted during 2006, which are expensed over the option’s vesting period of either four or five years. The assumptions used in determining these values can be found in Footnote 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

The following table sets forth information on outstanding options held by the individuals named in the Summary Compensation Table at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option. Other than what is footnoted below, the options vest ratably over four years from the grant date. There were no stock awards held at December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise Price ($)	Option expiration date(2)
(a)	(b)	(c)	(e)	(f)
Patrick L. Alexander	3,857	- 0 -	13.55	1/26/2010
	12,988	12,989	25.23	3/29/2014
	- 0 -	25,977	25.86	4/19/2016

Michael E. Scheopner	8,404	8,404	25.23	3/29/2014
	- 0 -	16,808	25.86	4/19/2016

Mark A. Herpich	1,792	- 0 -	16.98	11/4/2008
	7,361	- 0 -	11.37	3/20/2010
	2,454	- 0 -	13.55	1/26/2011
	8,404	8,404	25.23	3/29/2014
	- 0 -	16,808	25.86	4/19/2016

Mark J. Oliphant	2,091	- 0 -	13.81	1/2/2012
	4,202	4,202	25.23	3/29/2014
	- 0 -	8,404	25.86	4/19/2016

Larry R. Heyka(1)	- 0 -	8,404	25.86	4/19/2016

(1)             Mr. Heyka’s unvested options vest 40% on the second anniversary of the grant date and 20% on each anniversary thereafter.

(2)             All options expire 10 years after the grant date.

The following table provides information on stock option exercises during 2006 by the individuals named in the Summary Compensation Table.

Option Exercises and Stock Vested

Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
(a)	(b)	(c)
Patrick L. Alexander	- 0 -	- 0 -
Michael E. Scheopner	- 0 -	- 0 -
Mark A. Herpich	- 0 -	- 0 -
Mark J. Oliphant	1,200	16,224
Larry R. Heyka	- 0 -	- 0 -

Benefits upon Termination or a Change in Control

If Mr. Alexander’s employment is terminated without cause (which is defined in the employment agreement), Landmark Bancorp will be obligated to pay or to provide to him, as applicable, a cash payment equal to three times the sum of (a) his then annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the most recent three fiscal years, and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. Landmark Bancorp must also provide Mr. Alexander and his immediate family continued insurance coverage for the three years after this termination of employment. Landmark Bancorp will have no continuing obligation to Mr. Alexander if he voluntarily terminates his employment or if he is terminated for cause, except that Landmark Bancorp will be obligated to pay him his accrued salary and benefits through the effective date of his termination of employment.

Except as described below, the employment agreements for Messrs. Herpich, Scheopner and Oliphant contain substantially the same provisions as those included in Mr. Alexander’s employment agreement. The term of these four agreements are for one year and, absent 90 days notice from either party, they automatically extend for one additional year on each anniversary of the effective date of the agreement. If any of these officers is terminated without cause during the term of his respective agreement, he will be entitled to receive an amount equal to the sum of (a) his then annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the most recently ended three fiscal years, and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. Landmark Bancorp must also provide the officer and his immediate family with continued insurance coverage for one year after this termination of employment. The payment to be made to each of these four officers upon his voluntary termination of employment within six months after a change of control or his involuntary termination without cause within one year of a change of control will be equal to two times the sum of (a) his then annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the most recently ended three fiscal years, and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year.

Mr. Heyka does not currently have a written employment agreement with Landmark Bancorp.

The following table sets forth the potential payments payable to each of the individuals named in the Summary Compensation Table upon termination of employment, change in control, disability and death, assuming the events occurred on December 31, 2006.

Name	Benefit	Termination Without Cause($)	Termination Following Change-in Control($)	Termination for Any other Reason($)(1)
Patrick L. Alexander	Base Salary	780,000	780,000	—
	Short-Term Incentive	121,000	121,000	—
	Benefit Plan	39,600	39,600	—
	Medical	6,150	6,150	—
	Stock Options(2)	79,078	141,422	79,078
	Total	1,025,828	1,088,172	79,078

Michael E. Scheopner	Base Salary	150,000	300,000	—
	Short-Term Incentive	31,667	63,333	—
	Benefit Plan	9,876	19,752	—
	Medical	4,678	9,117	—
	Stock Options(2)	16,976	57,315	16,976
	Total	213,197	449,517	16,976

Mark A. Herpich	Base Salary	150,000	300,000	—
	Short-Term Incentive	31,667	63,333	—
	Benefit Plan	9,735	19,469	—
	Medical	4,678	9,117	—
	Stock Options(2)	185,892	226,232	185,892
	Total	381,972	618,151	185,892

M. Jeff Oliphant	Base Salary	115,000	230,000	—
	Short-Term Incentive	13,700	27,400	—
	Benefit Plan	7,446	14,892	—
	Medical	4,678	9,117	—
	Stock Options(2)	36,591	56,761	36,591
	Total	177,415	338,170	36,591

Larry R. Heyka	Base Salary	—	—	—
	Short-Term Incentive	—	—	—
	Benefit Plan	—	—	—
	Medical	—	—	—
	Stock Options(2)	—	11,682	—
	Total	—	11,682	—

(1)             This column includes amounts payable as a result of a voluntary termination by the employee, a termination of the employee for cause by Landmark Bancorp, termination as a result of death or disability or a termination by the employee upon retirement.

(2)             Based on Landmark Bancorp’s closing price of $27.25 on December 29, 2006, the last trading day of the year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding our common stock beneficially owned on April 6, 2007 with respect to all persons known to us to be the beneficial owner of more than five percent of our common stock, each director and nominee, each executive officer named in the summary compensation table above and all directors and executive officers of as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days of April 6, 2007.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class
5% Stockholders

First Manhattan Co. 437 Madison Avenue New York, New York 10022	125,470	(2)	5.4%

Larry L. Schugart	116,833	(3)	5.0%

Other Directors and Named Executive Officers

Patrick L. Alexander	102,492	(4)	4.3%
Richard A. Ball	39,052	(5)	1.7%
Brent A. Bowman	7,300	(6)	*
Joseph L. Downey	17,752	(7)	*
Jim W. Lewis	54,217	(8)	2.3%
Jerry R. Pettle	17,174	(9)	*
Susan E. Roepke	91,278	(10)	3.9%
C. Duane Ross	44,716	(11)	1.9%
David H. Snapp	37,566	(12)	1.6%
Michael E. Scheopner	45,541	(13)	1.9%
Mark A. Herpich	38,610	(14)	1.6%
Mark J. Oliphant	12,608	(15)	*
Dean R. Thibault	20,240	(16)	*
Larry R. Heyka	2,234	(17)	*

All directors and executive officers as a group (14 persons)	647,613	(18)	26.3%

*                    Less than 1%

(1)             The information contained in this column is based upon information furnished to us by the persons named below and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares in this table shall not be deemed to be an admission of beneficial ownership of such shares.

(2)             Based upon the Schedule 13G/A filed by First Manhattan Co. on February 12, 2007.

(3)             Includes 3,829 shares presently obtainable through the exercise of options granted under our stock option plan over which shares Mr. Schugart has no voting and sole investment power. Also includes 7,070 shares owned by his spouse over which

Mr. Schugart has shared voting and investment power and 735 shares held in his spouse’s individual retirement account over which shares he has no voting or investment power. Also includes 45,166 shares owned in an individual retirement account over which he has shared voting and investment power.

(4)             Includes 29,834 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 23,159 shares owned in an individual retirement account over which he has shared voting and investment power.

(5)             Includes 2,829 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 4,077 shares owned in a simplified employee pension individual retirement account over which Mr. Ball has voting and investment power, 264 shares held as a trustee over which he has shared voting and investment power, 132 shares owned by his spouse directly and 441 shares owned in his spouse’s individual retirement account over which he has no voting or investment power.

(6)             Includes 2,829 shares presently obtainable through the exercise of options granted under our stock option plan.

(7)             Includes 2,829 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 6,490 shares owned by Mr. Downey’s spouse over which he has shared voting and shared investment power.

(8)             Includes 2,829 shares presently obtainable through the exercise of options granted under our stock option plan.

(9)             Includes 2,829 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 4,928 shares held in an individual retirement account over which Mr. Pettle has shared voting and sole investment power.

(10)       Includes 2,829 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 26,038 shares held in an individual retirement account of which the power to vote such shares is shared with the individual retirement account administrator, 40,585 shares owned by her spouse over which she has shared voting and investment power and 2,801 shares held in her spouse’s individual retirement account and over which Ms. Roepke has shared voting and investment power.

(11)       Includes 2,829 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 5,844 shares held in an individual retirement account over which Mr. Ross has sole voting and sole investment power and 2,663 shares held in his spouse’s individual retirement account over which he has no voting or investment power.

(12)       Includes 2,829 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 3,405 shares held in an individual retirement account over which he has shared voting and sole investment power. Also includes 802 shares owned by his spouse over which he has shared voting and investment power and Mr. Snapp disclaims beneficial ownership of such shares.

(13)       Includes 16,808 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 23,621 shares owned jointly with his spouse over which he shares voting and investment power.

(14)       Includes 28,415 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 8,171 shares he owns with his spouse over which he has shared voting and investment power.

(15)       Includes 10,495 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 148 shares he owns with his spouse over which he has shared voting and investment power and 1,811 shares owned in an individual retirement account over which he has shared voting and investment power.

(16)       Includes 15,696 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 3,469 shares owned in an individual retirement account over which he has shared voting and investment power.

(17)       Includes 1,050 shares owned in an individual retirement account over which Mr. Heyka has shared voting and investment power.

(18)       Includes an aggregate of 127,709 shares presently obtainable through the exercise of options granted under the Landmark Bancorp, Inc. 2001 Stock Incentive Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which our shares of common stock are traded. These persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of these forms, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our directors and officers and their associates were customers of and had transactions with Landmark Bancorp and Landmark National Bank, and their predecessors, during 2006. Additional transactions are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. All such loans are approved by the Landmark Bank’s board of directors in accordance with the bank regulatory requirements.

The board of directors of Landmark Bancorp does not have a formal policy regarding approval of non-lending transactions between directors and officers and Landmark Bancorp, including its subsidiaries, although the full board of directors is notified of all such potential transactions.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised of Messrs. Ball, Downey, Pettle, and Ross and Ms. Roepke. All of the members are deemed “independent,” as defined by Nasdaq.

The Audit Committee has reviewed and discussed our audited financial statements for 2006 with our management and KPMG LLP, our independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and KPMG LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Richard A. Ball	Jerry R. Pettle
Joseph L. Downey	Susan E. Roepke
C. Duane Ross

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007. If the appointment of KPMG LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Audit Committee. Representatives of KPMG LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. We recommend that you vote FOR the ratification of KPMG LLP to serve as our independent registered public accounting firm.

Accountant Fees

Audit Fees.   The aggregate amounts of fees billed by KPMG LLP for their audit of our annual financial statements for fiscal years 2006 and 2005 and for their required reviews of our unaudited interim financial statements included in our quarterly reports filed during fiscal years 2006 and 2005 were $140,000 and $110,350, respectively.

Audit Related Fees.   The aggregate amount of audit related fees billed by KPMG LLP for fiscal years 2006 and 2005 was $0 and $38,350, respectively. We were billed an aggregate of $23,350 in 2005 by KPMG LLP for agreed-upon procedures in connection with the acquisition of First Manhattan Bancorporation, Inc. The additional services provided in 2005 were related to year-end audit of the Landmark Bancorp, Inc. Employee Stock Ownership Plan and the Landmark Bancorp, Inc. 401(k) Profit Sharing Plan.

Tax Fees.   The aggregate amounts of tax related services billed by KPMG LLP for fiscal years 2006 and 2005 were $40,155 and $40,850, respectively, for professional services rendered for tax compliance, tax advice and tax planning. The services provided included assistance with the preparation of our tax return and guidance with respect to estimated tax payments.

All Other Fees.   We did not incur fees from KPMG LLP for fiscal years 2006 and 2005 other than the fees reported above.

The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by KPMG LLP to be incompatible with maintaining their independence as our principal accountants.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent accountant. We have adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by KPMG LLP for up to twelve months from the date of the pre-approval. All of the services referred to above in the table for 2006 were pre-approved by the Audit Committee.

By order of the Board of Directors

/s/ Patrick L. Alexander

Patrick L. Alexander
President and Chief Executive Officer

Manhattan, Kansas
April 20, 2007

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

REVOCABLE PROXY
LANDMARK BANCORP, INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY FOR COMMON SHARES ON BEHALF OF BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE STOCKHOLDERS OF LANDMARK BANCORP, INC. TO BE HELD MAY 23, 2007

The undersigned hereby appoints Mark A. Herpich, Richard A. Ball and Susan E. Roepke, or any two of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the annual meeting of the stockholders of Landmark Bancorp, Inc., to be held at the Manhattan Union Pacific Depot, 120 Fort Riley Boulevard, Manhattan, Kansas 66502 on Wednesday, May 23, 2007, at 2:00 p.m., local time, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, as follows:

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above

		For	With-hold	For All Except
1.	ELECTION OF DIRECTORS:	☐	☐	☐
CLASS III
	(TERM EXPIRES 2010):	Patrick L. Alexander, Jim W. Lewis, Jerry R. Pettle, Larry L. Schugart

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007:	☐	☐	☐

3.	In accordance with their discretion, upon all other matters that may properly come before the meeting and any adjournments or postponements of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSAL 2.

Detach above card, sign, date and mail in postage paid envelope provided.

LANDMARK BANCORP, INC.

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.